Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-159737, 333-156144, 333-153080, 333-118269, 333-118245, 333-88076, 333-53715, 333-87775, 333-87803, 333-49106, and 333-110243 on Form S-8 and 333-161050 on Form S-3 of our report dated February 29, 2012, relating to the financial statements of Louisiana-Pacific Corporation and subsidiaries (which report expressed an unqualified opinion on those financial statements) and our report dated February 29, 2012 relating to the effectiveness of Louisiana-Pacific Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Louisiana-Pacific Corporation for the year ended December 31, 2011.
/s/ DELOITTE & TOUCHE LLP
Nashville, Tennessee
February 29, 2012